Exhibit 10.8

ADDENDUM

This Addendum (“Addendum”), to the Warrant Number June 2007 101 dated June 12, 2007 (the "June Warrant") between Dutchess Private Equities Fund, Ltd ("Dutchess") and Somerset International, Inc. (the "Company") is made this 12th day of November, 2007.

WHEREAS, it is in the best interest of both parties to facilitate (the "Facilitation") the amendments in connection with the June Warrant.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein and in reliance upon the representations and warranties contained herein, the parties hereto covenant and agree as follows:

1.

Amendment to the June Warrant.  The June Warrant is hereby amended to DELETE in its entirety the peramble and contemporaneously the June Warrant is hereby amended to INSERT the following paragraph as the amended preamble:

2.

Somerset International Group, Inc., a corporation organized under the laws of the State of Delaware (the “Company”), hereby certifies that, for value received from Dutchess Private Equities Fund, Ltd., a Cayman Island exempted company (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company up to a total of  thirteen million five hundred thousand (7,000,000) shares of the common stock, $0.001 par value per share (the “Common Stock”), of the Company (the “Warrant Shares”), at an exercise price equal to 5/100 US dollars ($.05) per share (the “Exercise Price”).  This Warrant may be exercised on a cashless basis anytime after issuance through and including the fifth (5th) anniversary of its original issuance as noted above (the “Expiration Date”), subject to the following terms and conditions:

Any such reference made in the June Warrant and the Transaction Documents (as defined in the Subscription Agreement between the Company and Holder dated June 12, 2007), shall refer to the amended preamble, described herein.

3.

No other terms, rights or provisions of the Transaction Documents are or should be considered to have been modified by the terms of this Amendment and each party retains all other rights, obligations, privileges and duties contained in the June Warrant and the Transaction Documents that correspond respectively to the June Warrant.

4.

The Company does hereby irrevocably agree and warrant that the execution and deliver of this Addendum shall in no way affect the Holder’s rights to tack back to the original issuance date of the June Warrant, and the Company shall use all commercially reasonably best efforts in order to facilitate the Holder’s sale of the June Warrant as promulgated under Rule 144.  In the event the Holder is unable to tack back to the original date of the June Warrant due to circumstances outside the Company’s control, this Addendum shall be considered cancelled and no longer valid.

Agreed and Accepted, and duly authorized to sign, on this 12th day of November, 2007

By Dutchess:
Douglas H. Leighton, Managing Director

By Company:
John X. Adiletta, Chief Executive Officer